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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 Amendment No. 1
                                       to
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)

                                 April 11, 1996

                             METAL MANAGEMENT, INC.
             (Exact Name of Registrant as Specified in its Charter)

                   (formerly General Parametrics Corporation)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

            0-14836                                     94-2835068
       (Commission File No.)                (IRS Employer Identification Number)

                                1250 Ninth Street
                               Berkeley, CA 94710
                    (Address of Principal Executive Offices)

                                 (510) 524-3950
              (Registrant's Telephone Number, Including Area Code)




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         This Amendment No. 1 to the Registrant's Current Report on Form 8-K
dated April 11, 1996 (the "Form 8-K"), originally filed with the Securities and Exchange Commission (the "SEC") on April 26, 1996, is being filed for the purpose of adding Item 5 and amending Items 7(a), (b), and (c) to the Form 8-K.

ITEM 5.  OTHER EVENTS.

         The following Management Discussion and Analysis of Financial Condition and Results of Operations of EMCO Recycling Corp. is included to address the time periods covered by the financial statements set forth in Exhibit 99.3.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                     OF OPERATIONS OF EMCO RECYCLING CORP.

                   TEN MONTHS ENDED JANUARY 31, 1996 AND 1995

                                          (In '000s)
                                        Ten Months Ended    Percentage
                                          January 31,       Inc. (Dec.)
                                          -----------       -----------

                                        1996        1995    '96 vs. '95
                                        ----        ----    -----------


Sales                                 $ 58,576    $ 45,473       28.8%
Gross margin                             5,802       5,888       (1.5%)
Selling, general and administrative      3,097       2,357       31.4%
Depreciation and amortization              969         563       72.1%
Interest expense                         1,307         567      130.5%
Other (income) expense                    (288)        (24)   1,100.0%
                                      --------    --------
Operating expenses                       5,085       3,463       46.8%
                                      --------    --------
Income before income tax                   717       2,425      (70.4%)
Income tax                                 376         890      (57.8%)
                                      --------    --------
Net income                            $    341    $  1,535      (77.8%)
                                      ========    ========

RESULTS OF OPERATIONS

Sales for the ten months ended January 31, 1996 amounted to $58,576,000 compared to $45,573,000 for the comparable period in 1995, an increase of 29%. The average monthly volume in ferrous shipments improved by approximately 500 tons to 10,500, compared to 10,000 in 1995. Ferrous prices declined by about $10 per ton in 1996 compared to very stable prices in 1995. Nonferrous sales and tonnages improved even more, although prices softened by about 10% in the 1996 period from 1995 levels. The shift in sales mix continued in favor of nonferrous with the ferrous amounting to 22.5% of total sales and nonferrous 77.5%.

Gross margins declined by $86,000 even though total sales volume was higher. This was a result of a significant narrowing of margins which followed a decline in the availability of nonferrous materials, primarily in the third quarter of 1996. January of 1996 improved a bit over the third quarter, but supplies remain tight.

During the ten months ended January 31, 1996, EMCO experienced difficulty in obtaining sufficient rail cars to meet its ferrous shipping needs. Discussions with officials from the rail line have been less than satisfactory and management has arranged with a number of commercial trucking companies to provide an alternative to rail



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shipments. In some cases, trucking costs are as much as $5 to $10 per ton higher than comparable rail costs and this may negatively impact future gross margins.

Selling, general and administrative costs increased 31% which is substantially in line with the increase in sales during the period.

The increase in depreciation and amortization of $406,000 (72%) was solely associated with new capital equipment acquired.

Interest expense rose 131% ($740,000) as a result of expanded use of the operating line of credit (although the effective interest rate was reduced in August, 1995 by 3%), financing costs on new equipment contracts, and $187,500 in loan commitment fees paid to two Company shareholders in connection with a $2,000,000 stand-by loan.

Income tax expense was provided for at 40% of net income after permanent differences in 1996 compared to 37% in 1995. The increase in the effective tax rate did not have a significant effect on the results of operations for the ten months ended January 31, 1996.

Net income decreased by 78% from $1,535,000 to $341,000 principally as a result of declining gross margins, increased depreciation and interest expense, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

The scrap industry is capital intensive requiring the use of specialized equipment for processing and general construction equipment (cranes, forklifts, roll off trucks, containers, etc.). The equipment tends to wear out faster than in many other industries which use the same or similar equipment, primarily because of the density and weight of the scrap materials handled. EMCO finances such equipment with equipment contracts (leases) and/or borrowings. EMCO has committed to purchase additional equipment aggregating $2 million and will finance this with additional borrowings.

Due to the decline in the availability of nonferrous metals during the third quarter of fiscal 1996 and continuing into January 1996, the company's ability to borrow under its $8 million line of credit has declined because inventories available to secure such borrowings have been reduced by $2 million. EMCO has been able to supplement its ability to borrow under the line of credit with borrowings from MMI totaling approximately $2.5 million since March 8, 1996. These borrowings are due on demand, bear interest at 9% per annum and require monthly interest-only payments beginning in June 1996. Proceeds from these borrowings were used to pay the remaining notes payable to shareholders of $950,000 and for working capital purposes. EMCO's management believes that its existing line of credit together with funds made available from MMI and cash flow from operations may be adequate for its operating and investing needs for the next twelve months, provided there is no material adverse change in the metals commodities market. In the event there is a material adverse change in the metals commodities market, the Company may have to supplement its cash flows with other sources of funds such as additional borrowings, equity offerings, etc.

EMCO's operations are subject to price fluctuations which occur in the metals commodities markets. EMCO does not enter into futures contracts for speculative or trading purposes. EMCO does enter into future contracts when it determines that such contracts are necessary to hedge significant contractual or firm commitments. In December 1995 and January 1996, EMCO entered into future contracts with a notional amount of $764,000 (fair value of $810,000 at January 31, 1996) to hedge against price fluctuations for sales with settlement dates through May 1996. EMCO generally is able to limit its exposure to fluctuating metals prices by turning its ferrous and nonferrous inventories approximately ten and twenty-four times per year, respectively, and by entering into short-term (month to month) purchase and sale commitments which allow for price adjustments based on current metals prices.



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The above contains forward-looking statements reflecting current expectations.
The Company's actual results may differ materially from current expectations as a result of, among other things, the risk factors described on pages sixteen through twenty-one in the Company's Joint Proxy Statement filed March 8, 1996 and which are incorporated herein by reference.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a) Financial Statements of Business Acquired.

                  (1) The following audited financial statements were attached to the Form 8-K or incorporated by reference therein:

                           1.       Report of Independent Public Accountants.

                           2. Consolidated Statements of Income for the Year Ended March 31, 1995 and Eleven Months Ended March 31, 1994

                           3. Consolidated Balance Sheets as of March 31, 1995 and 1994.

                           4. Consolidated Statements of Stockholders' Equity for the Year Ended March 31, 1995 and Eleven Months Ended March 31, 1994.

                           5. Consolidated Statements of Cash Flows for the Year Ended March 31, 1995 and Eleven Months Ended March 31, 1994.

                           6.       Notes to Financial Statements.

                  (2) The following updated audited financial statements are attached hereto as Exhibit 99.3:

                           1.       Report of Independent Accountants.

                           2.       Consolidated Balance Sheet as of January 31,
                                    1996.

                           3. Consolidated Statement of Income for the ten months ended January 31, 1996.

                           4. Consolidated Statement of Stockholders' Equity for the ten months ended January 31, 1996.

                           5. Consolidated Statement of Cash Flows for the ten months ended January 31, 1996.

                           6.       Notes to Financial Statements.

         (b)      Pro Forma Financial Information.

                  (1) The following unaudited pro forma financial statements were attached to the Form 8-K or incorporated by reference therein:

                           1. Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended October 31, 1995.

                           2. Unaudited Pro Forma Combined Condensed Balance Sheet as of October 31, 1995.

                           3.       Notes to Unaudited Pro Forma Financial
                                    Information.

                  (2) The following updated unaudited pro forma financial statements are attached hereto as Exhibit 99.4:

                           1. Unaudited Pro Forma Combined Condensed Statement of Operations for the five months ended March 31, 1996.



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                           2.       Unaudited Pro Forma Combined Condensed
                                    Balance Sheet as of March 31, 1996.

                           3.       Notes to Unaudited Pro Forma Financial
                                    Information.

         (c) Exhibits.

                  2.1* Merger Agreement dated as of December 1, 1995, and as amended through March 7, 1996, between the Registrant, GPAR Merger, Inc., EMCO Recycling Corp. and the direct and indirect beneficial owners of EMCO's Common Stock. (See Appendix A of Exhibit 99.1).

                  24.1*    Consent of Arthur Andersen LLP.

                  99.1* Joint Proxy Statement of the Company and EMCO, dated March 8, 1996, furnished to the stockholders of the Company and shareholders of EMCO (incorporated by reference from Definitive Joint Proxy Statement of the Company and EMCO, dated March 8, 1996, filed with the Commission.

                  99.2* Report of Arthur Andersen LLP on the financial statements for EMCO Recycling Corp. as of March 31, 1995 and 1994 and for the year ended March 31, 1995 and for the period from inception (May 1, 1993) to March 31, 1994 (included in the Joint Proxy Statement furnished to the stockholders of the Registrant and shareholders of EMCO dated March 8, 1996).

                  99.3 Audited Consolidated Financial Statements of EMCO Recycling Corp. as of January 31, 1996, and for the ten months ended January 31, 1996, together with signed report of independent accountants Price Waterhouse LLP.

                  99.4 Unaudited Pro Forma Combined Condensed Financial Statements giving effect to the merger of Metal Management Inc. and EMCO Recycling Corp. for the five months ended March 31, 1996.

- ---------------------
* Previously filed as an exhibit to Registrant's Form 8-K dated April 11, 1996.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 19, 1996

                                       METAL MANAGEMENT, INC.

                                       By:   /s/  WILLIAM A. SPAZANTE
                                          ----------------------------------
                                             William A. Spazante,
                                             Vice President, Finance
                                               and Chief Financial Officer